For Immediate Release

New York, NY

Royce Announces Changes for Two of its Closed-End Funds

March 1, 2024—The Boards of Directors of Royce Global Value Trust, Inc. (“RGT”) and Royce Value Trust, Inc. (“RVT”) have approved changes to the name of RGT and to the name and non-fundamental investment policies of RVT. Such changes will become effective as of May 1, 2024.

RGT’s name will change from “Royce Global Value Trust, Inc.” to “Royce Global Trust, Inc.” There will be no changes to RGT’s investment policies or restrictions in connection with such name change.

RVT’s name will change from “Royce Value Trust, Inc.” to “Royce Small-Cap Trust, Inc.” Under its current non-fundamental investment policies, RVT normally invests at least 65% of its assets in the equity securities of small- and micro-cap companies. Such non-fundamental investment policy will be amended as of May 1, 2024 to require RVT to invest, under normal circumstances, at least 80% of the value of its net assets in equity securities of small-cap companies (i.e., those that have a market capitalization not greater than that of the largest company in the Russell 2000® Index at the time of its most recent reconstitution).

The investment objectives and overall investment strategies of RGT and RVT are not changing in connection with the changes referenced above.

Important Disclosure Information

RGT and RVT are closed-end funds. Closed-end funds are registered investment companies whose shares of common stock may trade at a discount to their net asset value. Shares of each Fund’s common stock are also subject to the market risks of investing in the underlying portfolio securities held by the Fund. Investors should consider the Funds’ respective investment goals, risks, fees, and expenses carefully before investing.

Daily net asset values for RGT and RVT are now available on our website and online through most ticker symbol lookup services and on broker terminals under the symbols XRGTX and XRVTX, respectively. For more information, please call The Royce Funds at (800) 221-4268 or click here.

Royce Fund Services, LLC. (“RFS”) is a member of FINRA and has filed this material with FINRA on behalf of each Fund. RFS does not serve as a distributor or as an underwriter to the closed-end funds.